SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2012

Commission File Number 000-54387

Massive Dynamics Inc.

(Exact name of registrant as specified in its charter)

Nevada	45-0836120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

527 Baypointe Drive
Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (310) 200-5199

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01:

CHANGES IN CONTROL

On August 20, 2012, Kylemore Corp. (“Kylemore”) purchased 4,941,125 shares (the “Control Shares”) of the Company’s Common Stock from its then controlling shareholders. Upon the conclusion of the acquisition the Control Shares, Kylemore became the controlling shareholder of Massive Dynamics, Inc. by virtue of its ownership of approximately 90% of our issued and outstanding Common Stock.

ITEM 5.02:

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS, APPOINTMENT OF CERTAIN OFFICERS

Effective August 31, 2012, Don Calabria, President and CEO the Company, resigned from all positions held with the Company, including resigning from Board service.  There was no disagreement between the Registrant and Mr. Calabria at the time of Mr. Calabria's resignation from the Board of Directors.

Effective August 31, 2012, Frank Hariton resigned from his position as Secretary of the Company.  There was no disagreement between the Registrant and Mr. Hariton at the time of Mr. Hariton's resignation from the Company.

Also on August 31, 2012, the Company’s Shareholders appointed Oscar Hines as sole Director, CEO and Corporate Secretary.  Mr. Hines will serve as a director until his successor has been elected at the next annual meeting of the Company's shareholders or until his earlier resignation, removal, or death.  Mr. Hines has not been appointed to any committees of the Board, as the Board does not presently have any committees.

Oscar E. Hines, age 49, has held various positions in corporate America and operated his own businesses for more than 30 years.

Most recently, from 2008 to late 2011 Mr. Hines served as the Director for Recruiting for ITT Technical Institute.  In his role as Director, Mr. Hines was responsible for the management and direction of a team of more than 30 sales and marketing professionals.

Prior to 2008 Mr. Hines ran several successful businesses in the health and beauty industry.

Mr. Hines does not currently have any employment agreement in place with the Company.

Mr. Hines was not appointed pursuant to any arrangement or understanding between Mr. Hines and any other person.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Massive Dynamics Inc.

By:

/s/ Oscar Hines

Oscar Hines

Chief Executive Officer

Date:  September 4, 2012